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CORESTATES FINANCIAL CORP AND SUBSIDIARIES

EXHIBIT 12.2

COMPUTATION OF RATIO OF EARNINGS FROM CONTINUING OPERATIONS
TO FIXED CHARGES OF CONTINUING OPERATIONS

COMBINED CORESTATES (PARENT ONLY) AND CORESTATES CAPITAL CORP

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
Nine Months ended September 30, 1997
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(in thousands)
1.   Income before income taxes and equity in undistributed income
     of subsidiaries......................................................................         $542,804

2.   Fixed charges - interest expense, amortization of debt issuance costs and
     one-third of rental expenses, net of income from subleases...........................          159,281
                                                                                                   --------

3.   Income before income taxes and equity in undistributed income of
     subsidiaries, plus fixed charges.....................................................         $702,085
                                                                                                   ========

4.   Ratio of earnings (as defined) to fixed charges (line 3/line 2)......................             4.41x
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